Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No.5 to Form S-3 (Registration No. 333-275127), of our audit report dated April 16, 2024, with respect to the consolidated balance sheet of Clean Energy Technologies, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023. Our report dated April 16, 2024, relating to the financial statements includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

March 13, 2025